                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE (Expressed in thousands of United States dollars, except for share amounts)
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A reconciliation of basic and diluted earnings per share ("EPS") is given in the following table:

                                    Income            Shares          Amount per
                                    ------            ------          ----------
Quarter ended June 30, 2002                                              Share
---------------------------                                              -----
Basic EPS                          $ 48,646         48,172,776          $ 1.01
Effect of Dilutive Options                              99,644
Diluted EPS                        $ 48,646         48,272,420          $ 1.01

Quarter ended June 30, 2001

Basic EPS                          $ 20,835         25,063,072          $ 0.83
Effect of Dilutive Options                           1,267,504
Diluted EPS                        $ 20,835         26,330,576          $ 0.79

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
                                    Income            Shares          Amount per
                                    ------            ------          ----------
Six months ended June 30, 2002                                           Share
------------------------------                                           -----
Basic EPS                          $ 92,153         48,172,776          $ 1.91
Effect of Dilutive Options                              96,295
Diluted EPS                        $ 92,153         48,269,061          $ 1.91

Six months ended June 30, 2001

Basic EPS                          $ 44,740         25,061,854          $ 1.79
Effect of Dilutive Options                           1,238,285
Diluted EPS                        $ 44,740         26,300,139          $ 1.70